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                                                                      EXHIBIT 99


                              WILLBROS GROUP, INC.            [LOGO]


                                             CONTACT: Michael W. Collier
NEWS RELEASE                                          Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016

                                                      Jack Lascar / Partner
FOR IMMEDIATE RELEASE                                 DRG&E
                                                      (713) 529-6600


                   WILLBROS REPORTS THIRD QUARTER 2004 RESULTS

    o  WILLBROS AWARDED NEW CONTRACTS FOR $287 MILLION DURING THE THIRD QUARTER
    o  BACKLOG GROWS 41% TO RECORD $584 MILLION
    o  CONFERENCE CALL SCHEDULED FOR NOVEMBER 2, 2004

HOUSTON, TEXAS - NOVEMBER 1, 2004 - Willbros Group, Inc. (NYSE: WG) reported today a loss of $(0.24) per share on revenue of $118.5 million for the quarter ended September 30, 2004. Also, the Company announced today that it has been awarded three new contracts for projects in Nigeria and in Oman. The combined value of these contracts is approximately $235 million and is included in our September 30, 2004 backlog.

 THIRD QUARTER 2004

      Revenue for the third quarter of 2004 increased to $118.5 million from $91.5 million for the third quarter of 2003. The improvement in revenue was led by a combined increase in both Engineering & Construction ("E&C") and Facilities Development and Operations ("Facilities"). E&C revenue for the third quarter rose 22 percent to $110.7 million compared to $90.4 million for the same period last year. The increase in E&C activity was mainly driven by the commencement of two major projects in Nigeria. Facilities revenue for the quarter increased to $7.8 million from $1.1 million in the third quarter of last year due primarily to the revenue generated by the Opal Gas Plant which began operations at the end of the first quarter of 2004.

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      Net loss for the third quarter of 2004 was $5.0 million or $(0.24) per share on 21.0 million shares, compared to a net loss of $8.7 million or $(0.42) per share on 20.7 million shares during the same period last year. Higher revenue and improved contract margins in both operating segments led to relative improvement in this year's third quarter results. This period's results, however, were negatively impacted by lower contract margins in Nigeria, continued weakness in the North American markets, higher G&A expenses and income taxes.

      Contract margin was negatively affected by unresolved claims related to work performed outside the scope of the initial contracts, contract variations for which the price of the additional work has not been finalized, and revenue generated in the period for which no contract margin was recognized due to our application of percent-of-completion accounting regulations for long-term contracts.

      In the current quarter, the Company recognized $2.9 million in income tax expense on $2.0 million of loss before income taxes primarily as a result of accruing income taxes in Nigeria where taxes are calculated and paid based upon revenue versus pre-tax income.

      EBITDA(1) for the third quarter of 2004 was $5.5 million compared to a negative $3.9 million in 2003.

      Backlog(2) was $583.9 million as of September 30, 2004 and represents the second consecutive quarter of record backlog. At June 30, 2004 backlog was $415.3 million and at December 31, 2003, $224.7 million. Total new bookings for the third quarter of 2004 stood at $287.0 million.

      Michael F. Curran, Chairman and Chief Executive Officer, commented, "We performed better than originally anticipated during the third quarter, as new work assignments generated revenue earlier than expected. Our short-term focus is on executing our new projects and delivering contract margins that more closely reflect those imbedded in our backlog. Over the past two years, we have been positioning

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ourselves for the recovery of the pipeline construction industry. Our record backlog is evidence that we are emerging from one of the worst downturns in the pipeline construction industry."

RECENT DEVELOPMENTS

      Late in the third quarter, Willbros West Africa, Inc. (WWAI) and Willbros (Offshore) Nigeria Ltd. (WONL) were each awarded a contract by a major international E & P company for work associated with the retrofit and revamp of existing platforms offshore Nigeria. WWAI and WONL commenced work on this project under the terms of a Letter of Intent, which was announced on September 7, 2004.

      The scope of these contracts includes engineering, procurement, construction and installation of new gathering and injection piping and ancillary facilities on multiple platforms in fields offshore Nigeria near Qua Iboe. The project is anticipated to be completed by the end of the first quarter in 2006.

      The Oman Construction Company (TOCO), a unit of Willbros based in Muscat, Oman, has also recently been awarded a new five-year maintenance contract by Oman LNG LLC at Qalhat. The scope of work includes mechanical, civil, electrical and instrumentation maintenance, plant modification, scaffolding, insulation and painting. This new contract replaces the initial maintenance assignment won five years previously by TOCO.

YEAR-TO-DATE 2004

      Revenue for the first nine months of 2004 increased to $336.8 million from $313.3 million during 2003, driven by higher activity in both E&C and Facilities. Year-to-date, E&C revenue was $320.8 million compared to $309.7 million for the same period in 2003. Year-to-date, Facilities revenue increased to $16.0 million compared to $3.6 million in 2003.

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      Net loss, for the first nine months of 2004, was $5.7 million or $(0.27)
per share on 20.9 million shares, compared to net loss of $9.2 million or $(0.45) per share on 20.6 million shares during the same period last year.

      Year-to-date EBITDA(1) in 2004 was $20.1 million compared to $4.7 million for the same period last year. The increase in EBITDA(1) for the first nine months of this year was due primarily to higher contract income on current activity and the settlement of contract variations earlier this year.

OUTLOOK

      "Based on the year-to-date results and on current information, our 2004 revenue expectation is now in the range of $450 to $475 million and our loss for the year in the range of $(0.20) to $(0.27) per share," stated Warren L. Williams, Senior Vice President and Chief Financial Officer.

      Mr. Curran commented, "The Company remains in very strong financial condition and should benefit as our markets improve. Worldwide bidding continues to be very active and is now being complemented by an increasing pace of project awards. We remain optimistic that our level of business and profitability will improve during 2005 and 2006, driven by the pent-up demand for pipeline engineering, construction and rehabilitation services worldwide. We continue to view the current business environment as favorable to our strategic objective of growing the Company and we remain alert to possibilities for expansion of our service offerings and geographic reach."

CONFERENCE CALL

      In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, November 2, 2004, at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What: Willbros Third Quarter Earnings Conference Call

When: Tuesday, November 2, 2004 - 9:00 a.m. Eastern Time

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How:    Live via phone - By dialing (303) 262-2130 and asking for the Willbros'
        call 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:  http://www.willbros.com. The webcast can be accessed from the home page.

      For those who cannot listen to the live call, a replay will be available through November 9, 2004, and may be accessed by calling (303) 590-3000 using pass code 11011819. Also, an archive of the webcast will be available shortly after the call on www.willbros.com. for a period of 12 months.

      Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

      (1) EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company's results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

      (2) Backlog is anticipated contract revenue from projects for which award is either in hand or assured.




      This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

                                (Table to Follow)

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                              WILLBROS GROUP, INC.
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                       SEPTEMBER 30                          SEPTEMBER 30
                                               ----------------------------          ----------------------------
                                                  2004               2003               2004               2003
                                               ---------          ---------          ---------          ---------
Statement of Income Data
  Contract revenue
    Engineering & Construction                 $ 110,699          $  90,365          $ 320,790          $ 309,683
    Facilities Development & Operations            7,760              1,133             16,010              3,615
                                               ---------          ---------          ---------          ---------
                                                 118,459             91,498            336,800            313,298

  Contract cost
    Engineering & Construction                    96,041             86,583            273,432            281,126
    Facilities Development & Operations            5,360                120             10,601                901
                                               ---------          ---------          ---------          ---------
                                                 101,401             86,703            284,033            282,027

  Contract income
    Engineering & Construction                    14,658              3,782             47,358             28,557
    Facilities Development & Operations            2,400              1,013              5,409              2,714
                                               ---------          ---------          ---------          ---------
                                                  17,058              4,795             52,767             31,271
    Depreciation and amortization                  6,569              5,490             17,643             16,682
    General and administrative                    11,386              8,846             33,004             26,471
                                               ---------          ---------          ---------          ---------
  Operating income (loss)                           (897)            (9,541)             2,120            (11,882)

  Other income (expense):
    Interest - net                                  (927)              (349)            (2,155)            (1,135)
    Other - net                                     (217)               158                305               (130)
                                               ---------          ---------          ---------          ---------
                                                  (1,144)              (191)            (1,850)            (1,265)
                                               ---------          ---------          ---------          ---------
  Income (loss) before income taxes               (2,041)            (9,732)               270            (13,147)
  Provision (benefit) for income taxes             2,930               (986)             5,966             (3,953)
                                               ---------          ---------          ---------          ---------
  Net income (loss)                            $  (4,971)         $  (8,746)         $  (5,696)         $  (9,194)
                                               =========          =========          =========          =========
  Earnings (loss) per share:
    Basic                                      $    (.24)         $    (.42)         $    (.27)         $    (.45)
                                               =========          =========          =========          =========
    Diluted                                    $    (.24)         $    (.42)         $    (.27)         $    (.45)
                                               =========          =========          =========          =========
Cash Flow Data
  Cash provided by (used in):
    Operating activities                       $  16,114          $  (4,127)         $   7,435          $  (6,941)
    Investing activities                         (16,032)           (17,632)           (34,559)           (30,920)
    Financing activities                            (410)             7,862             52,355              8,639

Other Data
  Weighted average shares outstanding:
    Basic                                         20,976             20,681             20,868             20,650
    Diluted                                       20,976             20,681             20,868             20,650
  EBITDA                                       $   5,455          $  (3,893)         $  20,068          $   4,670
  Capital expenditures                            15,954             17,976             34,773             31,978

Reconciliation of Non-GAAP Financial Measure
  Net income (loss)                               (4,971)         $  (8,746)         $  (5,696)         $  (9,194)
  Interest - net                                     927                349              2,155              1,135
  Income taxes                                     2,930               (986)             5,966             (3,953)
  Depreciation and amortization                    6,569              5,490             17,643             16,682
                                               ---------          ---------          ---------          ---------
  EBITDA                                       $   5,455          $  (3,893)         $  20,068          $   4,670
                                               =========          =========          =========          =========

-----------------------------------------------------------------------------------------------------------------

Balance Sheet Data                              09/30/04           06/30/04           12/31/03
                                               ---------          ---------          ---------
  Cash and cash equivalents                    $  46,302          $  46,528          $  20,969
  Working capital                                133,479            146,691             90,366
  Total assets                                   428,285            366,527            311,422
  Total debt                                      73,796             74,088             18,322
  Stockholders' equity                           208,519            212,360            210,281

Backlog Data
  By Geographic Area:
    West Africa                                $ 463,498          $ 283,556          $  49,942
    Latin America                                 13,417             16,055             23,230
    Middle East                                    2,743             14,720             57,853
    North America                                104,228            101,018             93,687
                                               ---------          ---------          ---------
                                               $ 583,886          $ 415,349          $ 224,712
                                               =========          =========          =========
By Reporting Segment:
  Engineering & Construction                     541,801            373,920            182,236
  Facilities Development & Operations             42,085             41,429             42,476
                                               ---------          ---------          ---------
                                               $ 583,886          $ 415,349          $ 224,712
                                               =========          =========          =========


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